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                                                                     EXHIBIT 4.6


                            CERTIFICATE OF CORRECTION
                                       OF
                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
         RIGHTS OF 8.95% CUMULATIVE REDEEMABLE PREFERRED STOCK, SERIES G
                                       OF
                         GENERAL GROWTH PROPERTIES, INC.

It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Company") is General Growth Properties, Inc.

         2. The Certificate of Designations, Preferences and Rights of 8.95% Cumulative Redeemable Preferred Stock, Series G, which was filed with the Secretary of State of Delaware on April 17, 2002, is hereby corrected.

         3. Section IV(a) of said instrument currently contains an inaccuracy in that the word "special" was omitted from clause (iii) thereof.

         4. Article IV(a) of said instrument in its corrected form is as follows:

                           "(a) So long as any shares of Series G Preferred
                  Stock remain outstanding, the Company shall not, without the affirmative vote or consent of the holders of at least fifty-one percent (51%) of the shares of Series G Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of Capital Stock ranking senior to the Series G Preferred Stock with respect to the payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Company or reclassify any Common Stock into Capital Stock ranking senior to or on parity with the Series G Preferred Stock with respect to the payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, (ii) issue additional shares of Series G Preferred Stock (other than those issued in exchange for Series B Preferred Units


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                  pursuant to the operating agreement of GGPLP L.L.C.) or (iii)
                  amend, alter or repeal the provisions of the Certificate of Incorporation or this Certificate of Designations, whether by merger, consolidation or otherwise (an "Event"), so as to negate the provisions of clause (i) or (ii) of this paragraph or materially and adversely affect any special right, preference, privilege or voting power of the holders of Series G Preferred Stock; provided, however, (A) with respect to the occurrence of any of the Events set forth in clause (iii) of this paragraph, so long as shares of Series G Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series G Preferred Stock and
                  (B) any increase in the amount of the authorized Preferred Stock or any series of the Preferred Stock or the creation or issuance of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Series G Preferred Stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers."


         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Bernard Freibaum, being the Executive Vice President of the Company, this 29th day of April, 2002.

                                     GENERAL GROWTH PROPERTIES, INC.


                                     By: /s/ Bernard Freibaum
                                         -----------------------------------
                                         Name:    Bernard Freibaum
                                         Title:   Executive Vice President